Exhibit 99.1

Ethan Allen Announces Plans to Realign its Case Goods Manufacturing

DANBURY, Conn.--(BUSINESS WIRE)--June 24, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or “Company”) (NYSE:ETH) today announced the consolidation of its Andover, Maine sawmill and dimension mill to its Beecher Falls, Vermont sawmill and dimension mill operations. The Company will also consolidate machining, assembly and finishing operations from its Beecher Falls, Vermont plant to its Orleans, Vermont plant. The Company will also continue operations in its case goods plant at Old Fort, North Carolina. This consolidation will impact approximately 60 associates at Andover, Maine and approximately 260 at the Beecher Falls location.

The Company expects to record pre-tax restructuring, impairment, severance and other related charges of approximately $12.9 to $13.5 million, the majority of which will be non-cash in nature representing an after-tax impact of $8.2 to $8.6 million or $0.28 to $0.30 per diluted share. Most of this charge is expected to be recorded in the quarter ending June 30, 2009.

Farooq Kathwari, Chairman and CEO commented, “We very much regret the impact of this realignment to our Andover and affected Beecher Falls associates. This consolidation provides an opportunity to our remaining associates in Vermont to resume a more normal work schedule.”

Mr. Kathwari further commented, “While the severe recession has resulted in many challenges it has also accelerated our process of reinvention. We have one of the largest U.S. based home furnishings manufacturing operations, which we are committed to maintaining. Currently about 65% of our products are made in the U.S. This realignment provides us an opportunity to maintain a competitive advantage from manufacturing in the U.S.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network as of March 31, 2009 of 290 design centers in the United States and abroad, of which 159 were Company owned. Ethan Allen operates eight manufacturing facilities in the United States, which include two sawmills, and one manufacturing facility in Mexico. For more information on Ethan Allen's products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investors / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer